Exhibit 99.1

Reinsurance Group of America, Incorporated 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039
Press Release
Reinsurance Group of America, Incorporated Announces Organizational Restructuring
ST. LOUIS, MISSOURI, October 6, 2010 — Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global life reinsurer, has announced an organizational restructuring with the creation of three global businesses to better align the organization with the needs of its clients worldwide.
The three global businesses include Global Mortality Markets, encompassing all individual mortality business; Global Group, Health and Long-Term Care; and Global Financial Markets, including all capital motivated transactions, asset intensive businesses and in force block transactions.
“Over the past 37 years RGA has built one of the largest life reinsurance companies in the world, operating in most parts of the globe,” said A. Greig Woodring, President and Chief Executive Officer of RGA. “Our impressive growth has emerged from three essentially independently run geographic divisions. We believe our new organizational structure will let us transcend geographical boundaries, and provide our clients with greater access to the tremendous breadth and depth of resources and knowledge available within RGA. We will continue to assess geographic markets as we review new market opportunities, capital allocation and economic performance.”
The restructuring incorporates the following leadership changes:
Graham Watson will lead the Global Mortality Markets business. Watson joined RGA in 1996, and has overseen the growth of RGA’s international reinsurance business to 22 offices outside North America, and to $1.8 billion in net premiums in 2009.
Paul Schuster now heads the Global Group, Health and Long-Term Care businesses, as well as Global Financial Markets. Schuster took the helm of the U.S. Division in 1991 and played a pivotal role in RGA being named the best overall life reinsurer in the U.S. for the past six years.
Paul Nitsou will assume the role of Executive Vice President, Major Accounts, a newly created position charged with ensuring RGA coordinates and leverages its worldwide relationships and client knowledge to better support and provide value to RGA’s multinational clients. Nitsou joined RGA in 1996 and was a founding member of the management team that created RGA’s international reinsurance operations.
Gary Comerford will become the global Chief Marketing Officer, responsible for Marketing Services and Communications, Market Research, E-Underwriting Solutions and Strategic Planning. Comerford joined RGA in 2009 bringing significant industry expertise in global marketing and strategic planning.
Mark Showers will oversee the global integration of Information Technology, providing services and support across all businesses regardless of geography. His more than 25 years of leadership experience in managing complex global information technology operations will prove a tremendous asset in his expanded role.
“At RGA, we pride ourselves on being innovative and flexible with the ability to quickly adapt to changing market conditions to help our clients prosper,” said Woodring. “This restructuring provides an improved platform upon which to share knowledge, expertise and innovative ideas across the entire business to benefit our clients.”
About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.4 trillion of life reinsurance in force, and assets of $27.2 billion.
For more information, please contact:
Sally Smith
Executive Director, Marketing Communications
Reinsurance Group of America, Incorporated
T + 1.636.736.8167
F + 1.636.736.8567
ssmith@rgare.com

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